Exhibit 1.2

PHILIP MORRIS INTERNATIONAL INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

February 26, 2013

PHILIP MORRIS INTERNATIONAL INC.

120 Park Avenue

New York, New York 10017

Attention:	Marco Kuepfer
Vice President Finance and Treasurer

Dear Ladies and Gentlemen:

We offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of April 25, 2008 in connection with Philip Morris International Inc.’s registration statement on Form S-3 (No. 333-172490) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities on the following terms:

Debt Securities

Title:

Floating Rate Notes due 2015 (the “2015 Notes”), 2.625% Notes due 2023 (the “2023 Notes”) and 4.125% Notes due 2043 (the “2043 Notes” and, together with the 2015 Notes and the 2023 Notes, the “Notes”).

Principal Amount:

In the case of the 2015 Notes, $400,000,000.

In the case of the 2023 Notes, $600,000,000.

In the case of the 2043 Notes, $850,000,000.

Interest Rate:

In the case of the 2015 Notes, the initial interest rate shall be 3 month LIBOR plus 5 basis points, determined on the second London banking day prior to March 4, 2013. Interest shall be payable quarterly in arrears on February 26, May 26, August 26 and November 26, commencing on May 26, 2013, to holders of record on the preceding February 13, May 13, August 13 and November 13, as the case may be.

In the case of the 2023 Notes, 2.625% per annum, from March 4, 2013, payable semiannually in arrears on March 6 and September 6, commencing September 6, 2013 to holders of record on the preceding February 19 or August 22, as the case may be.

In the case of the 2043 Notes, 4.125% per annum, from March 4, 2013, payable semiannually in arrears on March 4 and September 4, commencing September 4, 2013 to holders of record on the preceding February 17 or August 20, as the case may be.

Maturity:

In the case of the 2015 Notes, February 26, 2015.

In the case of the 2023 Notes, March 6, 2023.

In the case of the 2043 Notes, March 4, 2043.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, or DTC, Clearstream Banking, société anonyme, or Clearstream, or Euroclear Bank S.A./N.V., or Euroclear, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes – Redemption for Tax Reasons” in the prospectus supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Listing:

Application shall be made by the Company to list the Notes on the New York Stock Exchange.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

In the case of the 2015 Notes, 99.850% of the principal amount of the 2015 Notes.

In the case of the 2023 Notes, 97.749% of the principal amount of the 2023 Notes.

In the case of the 2043 Notes, 96.447% of the principal amount of the 2043 Notes.

Expected Reoffering Price:

In the case of the 2015 Notes, 100.000% of the principal amount of the 2015 Notes.

In the case of the 2023 Notes, 98.199% of the principal amount of the 2023 Notes.

In the case of the 2043 Notes, 97.197% of the principal amount of the 2043 Notes.

Names and Addresses of the Representatives of the Several Underwriters:

Barclays Capital Inc.

745 7th Avenue

New York, NY 10019

Attn: Syndicate Registration (fax: 1-866-834-8133)

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Attn: General Counsel (fax: (212) 816-7912)

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Attn: Registration Department

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, NY 10018

Attn: Transaction Management Group (fax: (212) 525-0238)

SG Americas Securities, LLC

1221 Avenue of the Americas

New York, NY 10020

Attn: High Grade Syndicate Desk (fax: (212) 278-6803)

The respective principal amounts of the Debt Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1.        For purposes of the Underwriting Agreement, the “Applicable Time” is 4:00 P.M. (New York City time) on the date of this Terms Agreement.

2.        For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth, sixth, ninth and eleventh paragraphs under the caption “Underwriting” in the prospectus supplement. In addition, subsection (a) of Section 6 of the Underwriting Agreement is hereby amended by replacing “Pricing Prospectus” with “Pricing Prospectus or the Prospectus.”

3.        The following selling restrictions apply to the offer and sale of the Notes:

(a)      Each Underwriter hereby severally represents and agrees that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the Prospectus, or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as agreed to with the Company in advance of such offer, sale or delivery.

(b)      Each Underwriter hereby severally represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter hereby severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Prospectus to the public in that Relevant Member State other than:

(1)      to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)      to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Company for any such offer; or

(3)      in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

(c)      Each Underwriter hereby severally represents and agrees that (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(d)      Each Underwriter hereby severally represents and agrees that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (A) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (B) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (C) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

(e)      Each Underwriter hereby severally represents and agrees that it will not offer or sell the Notes or make the Notes the subject of an invitation for subscription or purchase nor may it circulate or distribute the Prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any Notes, whether directly or indirectly, to any person in Singapore other than (1) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”), (2) to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

(f)      Each Underwriter hereby severally represents and agrees that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

The Closing will take place at 9:00 A.M., New York City time, on March 4, 2013, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Notes will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 (unless another location shall be agreed to by the Company and the Underwriters) at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ PAMELA KENDALL
Name: Pamela Kendall
Title: Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ BRIAN D. BEDNARSKI
Name: Brian D. Bednarski
Title: Managing Director

GOLDMAN, SACHS & CO.

By:	/s/ ADAM T. GREENE
Name: Adam T. Greene
Title: Vice President

HSBC SECURITIES (USA) INC.

By:	/s/ ELSA Y. WANG
Name: Elsa Y. Wang
Title: Vice President

SG AMERICAS SECURITIES, LLC

By:	/s/ SABINA CEDDIA
Name: Sabina Ceddia
Title: Director

BANCA IMI S.P.A.

By:	/s/ PANTALEO CUCINOTTA
Name: Pantaleo Cucinotta
Title: Head of DCM

ING FINANCIAL MARKETS LLC

By:	/s/ SCOTT DAINTON
Name: Scott Dainton
Title: Managing Director

SANTANDER INVESTMENT SECURITIES INC.

By:	/s/ JAVIER WARRA
Name: Javier Warra
Title: Sr. Vice President

SANTANDER INVESTMENT SECURITIES INC.

By:	/s/ RICHARD ZOBKIW
Name: Richard Zobkiw
Title: Vice President

Accepted:

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ MARCO KUEPFER
Name: Marco Kuepfer
Title: Vice President Finance and Treasurer

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of Floating Rate Notes due 2015	Principal Amount of 2.625% Notes due 2023	Principal Amount of 4.125% Notes due 2043

Barclays Capital Inc.	$70,400,000	$105,600,000	$149,600,000
Citigroup Global Markets Inc.	$70,400,000	$105,600,000	$149,600,000
Goldman, Sachs & Co	$70,400,000	$105,600,000	$149,600,000
HSBC Securities (USA) Inc.	$70,400,000	$105,600,000	$149,600,000
SG Americas Securities, LLC	$70,400,000	$105,600,000	$149,600,000
Banca IMI S.p.A.	$16,000,000	$24,000,000	$34,000,000
ING Financial Markets LLC	$16,000,000	$24,000,000	$34,000,000
Santander Investment Securities Inc.	$16,000,000	$24,000,000	$34,000,000
Total	$400,000,000	$600,000,000	$850,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-172490

FINAL TERM SHEET

Philip Morris International Inc.

Dated February 26, 2013

Floating Rate Notes due 2015

2.625% Notes due 2023

4.125% Notes due 2043

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	Floating Rate Notes due February 26, 2015 (the “2015 Notes”) 2.625% Notes due March 6, 2023 (the “2023 Notes”) 4.125% Notes due March 4, 2043 (the “2043 Notes”)

Aggregate Principal Amount:	2015 Notes: $400,000,000 2023 Notes: $600,000,000 2043 Notes: $850,000,000

Maturity Date:	2015 Notes: February 26, 2015 2023 Notes: March 6, 2023 2043 Notes: March 4, 2043

Coupon:	2015 Notes: N/A 2023 Notes: 2.625% 2043 Notes: 4.125%

Interest Payment Dates:

2015 Notes: Quarterly on each February 26, May 26, August 26 and November 26, commencing on May 26, 2013

2023 Notes: Semi-annually on each March 6 and September 6, commencing September 6, 2013

2043 Notes: Semi-annually on each March 4 and September 4, commencing September 4, 2013

Spread to LIBOR:	2015 Notes: + 5 bps 2023 Notes: N/A 2043 Notes: N/A

Designated LIBOR Page:	2015 Notes: Reuters Page LIBOR 01 2023 Notes: N/A 2043 Notes: N/A

Index Maturity:	2015 Notes: 3 months 2023 Notes: N/A 2043 Notes: N/A

Interest Reset Dates:	2015 Notes: February 26, May 26, August 26 and November 26 2023 Notes: N/A 2043 Notes: N/A

Initial Interest Rate:	2015 Notes: 3 month LIBOR plus 5 bps, determined on the second London banking day prior to March 4, 2013 2023 Notes: N/A 2043 Notes: N/A

Price to Public:	2015 Notes: 100.000% of principal amount 2023 Notes: 98.199% of principal amount 2043 Notes: 97.197% of principal amount

Underwriting Discount:	2015 Notes: 0.150% 2023 Notes: 0.450% 2043 Notes: 0.750%

Net Proceeds:	2015 Notes: $399,400,000 (before expenses) 2023 Notes: $586,494,000 (before expenses) 2043 Notes: $819,799,500 (before expenses)

Benchmark Treasury:	2015 Notes: N/A 2023 Notes: 2.000% due February 15, 2023 2043 Notes: 2.750% due November 15, 2042

Benchmark Treasury Price/Yield:	2015 Notes: N/A 2023 Notes: 101-02 / 1.883% 2043 Notes: 93-12 / 3.092%

Spread to Benchmark Treasury:	2015 Notes: N/A 2023 Notes: +95 basis points 2043 Notes: +120 basis points

Yield to Maturity:	2015 Notes: N/A 2023 Notes: 2.833% 2043 Notes: 4.292%

Settlement Date (T+4):	March 4, 2013

CUSIP/ISIN:	2015 Notes: 718172 AX7 /US718172AX75 2023 Notes: 718172 AV1/US718172AV10

2043 Notes: 718172 AW9/US718172AW92

Listing:	Application will be made to list the 2015 Notes, the 2023 Notes and the 2043 Notes on the New York Stock Exchange

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. SG Americas Securities, LLC

Joint Co-Managers:	Banca IMI S.p.A.[1] ING Financial Markets LLC Santander Investment Securities Inc.

Allocations:	2015 Notes	2023 Notes	2043 Notes
Barclays Capital Inc.	$70,400,000	$105,600,000	$149,600,000
Citigroup Global Markets Inc.	$70,400,000	$105,600,000	$149,600,000
Goldman, Sachs & Co.	$70,400,000	$105,600,000	$149,600,000
HSBC Securities (USA) Inc.	$70,400,000	$105,600,000	$149,600,000
SG Americas Securities, LLC	$70,400,000	$105,600,000	$149,600,000
Banca IMI S.p.A.	$1,600,000	$2,400,000	$3,400,000
ING Financial Markets LLC	$1,600,000	$2,400,000	$3,400,000
Santander Investment Securities Inc.	$1,600,000	$2,400,000	$3,400,000

Total	$400,000,000	$600,000,000	$850,000,000

Description of Certain Provisions Applicable to the 2015 Notes

General

The floating rate notes due 2015 (the “2015 floating rate notes”) offered hereby will initially be limited to $400,000,000 aggregate principal amount. The 2015 floating rate notes will bear interest from March 4, 2013, or from the most recent interest payment date on which we have paid or provided for interest on the 2015 floating rate notes. The 2015 floating rate notes will mature at 100% of their principal amount on February 26, 2015 and are not subject to any sinking fund. The 2015 floating rate notes will not be redeemable except upon the occurrence of specified tax events described under the caption “Description of Notes – Redemption for Tax Reasons” in the prospectus supplement.

Calculation Agent

1 The following paragraph is hereby added under the caption “Underwriting” in the prospectus supplement as paragraph twelve: “Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.”

HSBC Bank USA, National Association will act as calculation agent for the 2015 floating rate notes.

Interest Payment Dates

Interest on the 2015 floating rate notes will be payable quarterly in arrears on February 26, May 26, August 26 and November 26, commencing on May 26, 2013, to the persons in whose names the notes are registered at the close of business on each February 13, May 13, August 13 and November 13 as the case may be (whether or not a New York business day (as defined below)). If any interest payment date (other than the maturity date or any earlier repayment date) falls on a day that is not a New York business day, the payment of interest that would otherwise be payable on such date will be postponed to the next succeeding New York business day, except that if such New York business day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding New York business day. If the maturity date or any earlier repayment date of the 2015 floating rate notes falls on a day that is not a New York business day, the payment of principal, premium, if any, and interest, if any, otherwise payable on such date will be postponed to the next succeeding New York business day, and no interest on such payment will accrue from and after the maturity date or earlier repayment date, as applicable.

A “New York business day” is any day other than a Saturday, Sunday or other day on which commercial banks are required or permitted by law, regulation or executive order to be closed in New York City.

Interest Reset Dates

The interest rate will be reset quarterly on February 26, May 26, August 26 and November 26, commencing on May 26, 2013. However, if any interest reset date would otherwise be a day that is not a New York business day, such interest reset date will be the next succeeding day that is a New York business day, except that if the next succeeding New York business day falls in the next succeeding calendar month, the applicable interest reset date will be the immediately preceding New York business day.

Interest Periods and Interest Rate

The initial interest period will be the period from and including March 4, 2013 to but excluding the first interest reset date. The interest rate in effect during the initial interest period will be equal to LIBOR plus 5 basis points, determined two London business days prior to March 4, 2013. A “London business day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

After the initial interest period, the interest periods will be the periods from and including an interest reset date to but excluding the immediately succeeding interest reset date, except that the final interest period will be the period from and including the interest reset date immediately preceding the maturity date to but excluding the maturity date. The interest rate per annum for the 2015 floating rate notes in any interest period will be equal to LIBOR plus 5 basis points, as determined by the calculation agent. The interest rate in effect for the 15 calendar days prior to any repayment date earlier than the maturity date will be the interest rate in effect on the fifteenth day preceding such earlier repayment date.

The interest rate on the 2015 floating rate notes will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Upon the request of any holder of 2015 floating rate notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date.

The calculation agent will determine LIBOR for each interest period on the second London business day prior to the first day of such interest period.

LIBOR, with respect to any interest determination date, will be the offered rate for deposits of U.S. dollars having a maturity of three months that appears on “Reuters Page LIBOR 01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Page LIBOR 01” as of 11:00 a.m., London time, or if “Reuters Page LIBOR 01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page LIBOR 01” or Bloomberg L.P. page “BBAM” on an interest determination date, LIBOR will be determined for such interest determination date on the basis of the rates at approximately 11:00 a.m., London time, on such interest determination date at which deposits in U.S. dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by the Company, for a term of three months commencing on the applicable interest reset date and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in U.S. dollars in such market at such time. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such interest period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such interest period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in New York City on such interest determination date by three major banks in New York City, selected by the Company, for loans in U.S. dollars to leading European banks, for a term of three months commencing on the applicable interest reset date and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing LIBOR rate will remain in effect for such interest period, or, if none, the interest rate will be the initial interest rate.

All percentages resulting from any calculation of any interest rate for the 2015 floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 5.876545% (or .05876545) would be rounded to 5.87655% (or .0587655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the 2015 floating rate notes by the calculation agent will (in the absence of manifest error) be final and binding on the noteholders and the Company.

Accrued Interest

Accrued interest on the 2015 floating rate notes will be calculated by multiplying the principal amount of the 2015 floating rate notes by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. For these calculations, the interest rate in effect on any reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding reset date or, if none, the initial interest rate.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Goldman, Sachs & Co. toll free at 1-866-471-2526, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 or SG Americas Securities, LLC toll free at 1-855-881-2108.